Exhibit 99.1

TICC Announces $11 Million Transaction with Mortgagebot, LLC.

Greenwich, CT – 09/28/2005 – Technology Investment Capital Corp. (Nasdaq: TICC) announced today that it has completed an $11 million investment in senior second lien notes issued by Mortgagebot, LLC. The Company is a provider of Internet-based loan origination solutions for the mortgage lending industry. TICC's investment supports the recapitalization of Mortgagebot by Spectrum Equity Investors.

About Mortgagebot, LLC.

Mortgagebot was founded in 1997 as a division of Marshall & Ilsley Corporation (NYSE: MI), a diversified financial services company, and spun-off as an independent company through a management led buyout in April 2001. A pioneer in the online mortgage lending arena, Mortgagebot combines its mortgage banking experience with technology to create turnkey and comprehensive Internet solutions for mortgage lenders nationwide. Mortgagebot offers its internally developed, proprietary technology as an application service provider. Mortgagebot's web-enabled solutions are completely private-labeled, allowing partners to fully leverage their own brand and customer relationships.

About Spectrum Equity Investors

Spectrum is a private equity investor in established and emerging growth companies in the media, communications, information technology, and information and business services industries. Founded in 1994, Spectrum manages private equity funds representing $4 billion in committed capital and has offices in Menlo Park, Boston, and New York. Please visit www.spectrumequity.com for more information.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.